                                                                     EXHIBIT 10A

         AGREEMENT effective as of July 1, 2002 between AVNET, INC., a New York corporation with a principal place of business at 2211 South 47th Street, Phoenix, Arizona 85034 (the "Company") and Steven C. Church, having an office at 2211 South 47th Street, Phoenix, Arizona 85034 ("Church"). This Agreement supersedes and replaces a previous employment agreement between the Company and Church dated as of January 1, 2001.

                               W I T N E S S E T H

1.  ENGAGEMENT, SALARY, BENEFITS.

1.1 Engagement. The Company agrees to engage Church and Church agrees to accept such engagement upon the terms and conditions hereinafter set forth.

1.2. Term. Church's engagement as an employee of the Company pursuant to this Agreement shall commence on July 1, 2002 and, subject to earlier termination as provided herein, terminate on June 30, 2004. For the period from July 1, 2004 to June 30, 2005, the Company shall engage Church as a consultant.

1.3. Duties. Whether acting as an employee or as a consultant, Church shall perform such duties for the Company, or the Company's subsidiaries, divisions and operating units as may be assigned to him from time to time by the Chief Executive Officer of the Company. Church is currently engaged as Director of Services Business Development. If Church is elected an officer or a director of the Company or any subsidiary or division thereof, he shall serve as such without additional compensation.

1.4 Compensation. For all services to be rendered by Church and for all covenants undertaken by him pursuant to the Agreement the Company shall pay and Church shall accept annual compensation of $300,000.

1.5 Compensation or Termination. Upon termination of this Agreement, Church shall be entitled to receive only such compensation as had accrued and was unpaid to the effective date of termination.

1.6 Additional Benefits. In addition to the compensation described in Subsection 1.4, for the period that he is engaged as an employee of the Company, Church shall be entitled to vacation, insurance, retirement and other benefits (except for severance pay benefit) as are afforded to personnel of the Company's United States based operating units generally and which are in effect from time to time. It is understood that the Company does not by reason of this Agreement obligate itself to provide any such benefits to such personnel. During the term of this Agreement, Church shall be eligible for a Company provided automobile in accordance with the Company's program therefor and will be eligible to receive benefits for medical and dental insurance on the same terms offered to personnel of the Company's United States based operating units generally. Church also participates in the Company's Executive Officers' Supplemental Life Insurance and Retirement Benefits Program (the "Program") pursuant to the terms and conditions applicable to the
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         Program. Church will receive vesting credit in the Program only while he is acting as an employee pursuant to this Agreement.

1.7 Service as Consultant. During the time Church is acting as a consultant, he shall be an independent contractor and Church will be responsible for any federal, state or local tax obligations for himself, including, without limitation, social security, federal and state income tax, unemployment and workers' compensation taxes and obligations. Church shall perform such consulting services by telephone, by letter or in person, as reasonably requested by Avnet. Business-related expenses incurred by Church while he is acting as a consultant shall be approved in advance by the Company and shall thereafter be reimbursed upon submission of all appropriate expense reports and supporting invoices to Avnet's Vice President -Human Resources.

2.       EARLY TERMINATION.

2.1 Death or Disability. Church's employment hereunder shall terminate on the date of Church's death or upon Church suffering mental or physical injury, illness or incapacity which renders him unable to perform his customary duties hereunder on a full-time basis for a period of 365 substantially consecutive days, on the 365th such day. The opinion of a medical doctor licensed to practice in the State of Arizona (or such other state wherein Church then resides) and having Board certification in his field of specialization or the receipt of or entitlement of Church to disability benefits under any policy of insurance provided or made available by the Company or under Federal Social Security laws, shall be conclusive evidence of such disability.

2.2 Cause. Church's employment hereunder may also be terminated by the Company at any time prior to the expiration of the term hereof without notice for cause, including, but not limited to, Church's gross misconduct, breach of any material term of this Agreement, willful breach, habitual neglect or wanton disregard of his duties, or conviction of any criminal act.

3.       COMPETITIVE EMPLOYMENT.

3.1 Full time. Church shall devote his full time, best efforts, attention and energies to the business and affairs of the Company and shall not, during the term of his employment, be engaged in any other activity which, in the sole judgment of the Company, will interfere with the performance of his duties hereunder.

3.2 Non-Competition. While engaged either as an employee or consultant by the Company or any subsidiary, division or operating unit of the Company, and for a period of two years subsequent, Church shall not, without the written consent of the Chief Executive Officer of the Company, directly or indirectly (whether through his spouse, child or parent, other legal entity or otherwise): own, manage, operate, join, control, participate in, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, partner, investor, shareholder, consultant, lender or otherwise, any business entity which is engaged in, or is in any way related to or competitive with the business of the Company, provided, however, notwithstanding the foregoing, Church shall not be prohibited from owning, directly or indirectly, up to 5% of the outstanding equity interests of any company or entity the stock or other equity interests of which is publicly traded on a national securities exchange or on the NASDAQ over-the-counter market.

3.3 Non-Solicitation. Church further agrees that he will not, at any time while engaged by the Company or any subsidiary, division or operating unit of the Company and for a period of two years subsequent, without the written consent of an officer authorized to act in the matter by the Board of Directors of the Company, directly or indirectly, on Church's behalf or on behalf of any person or entity, induce or attempt to induce any employee of the Company or any subsidiary or affiliate of the Company (collectively the "Company Group") or any individual who was an employee of the Company Group during the one (1) year prior to the date of such inducement, to leave the employ of the Company Group or to become employed by any person other than members of the Company Group or offer or provide employment to any such employee.

4.       DEFINITIONS.

4.1 Confidential Information. That confidential business information of the Company, whether or not discovered, developed, or known by Church as a consequence of his engagement with the Company. Without limiting the generality of the foregoing, Confidential Information shall include information concerning customer identity, needs, buying practices and patterns, sales and management techniques, employee effectiveness and compensation information, supply and inventory techniques, manufacturing processes and techniques, product design and configuration, market strategies, profit and loss information, sources of supply, product cost, gross margins, credit and other sales terms and conditions. Confidential Information shall also include, but not be limited to, information contained in the Company's manuals, memoranda, price lists, computer programs (such as inventory control, billing, collection, etc.) and records, whether or not designated, legended or otherwise identified by the Company as Confidential Information.

4.2 Developments. Those inventions, discoveries, improvements, advances, methods, practices and techniques, concepts and ideas, whether or not patentable, relating to the Company's present and prospective activities and products.

5.       DEVELOPMENTS, CONFIDENTIAL INFORMATION AND RELATED MATERIALS.

5.1 Assignment of Developments. Any and all Developments developed by Church (acting alone or in conjunction with others) during the period of Church's engagement hereunder shall be conclusively presumed to have been created for or on behalf of the Company (or the Company's subsidiary or affiliate for which Church is performing services) as part of Church's obligations to the Company hereunder. Such Developments shall be the property of, and belong to the Company (or the

         Company's subsidiary or affiliate for which Church is working) without the payment of consideration therefor in addition to Church's compensation hereunder, and Church hereby transfers, assigns and conveys all of Church's right, title and interest in any such Developments to the Company (or the Company's subsidiary or affiliate for which Church is working) and agrees to execute and deliver any documents that the Company deems necessary to effect such transfer on the demand of the Company.

5.2 Restrictions on Use and Disclosure. Church agrees not to use or disclose at any time after the date hereof, except with the prior written consent of an officer authorized to act in the matter by the Board of Directors of the Company, any Confidential Information which is or was obtained or acquired by Church while engaged by the Company or any subsidiary or affiliate of the Company, provided, however, that this provision shall not preclude Church from (i) the use or disclosure of such information which presently is known generally to the public or which subsequently comes into the public domain, other than by way of disclosure in violation of this Agreement or in any other unauthorized fashion, or (ii) disclosure of such information required by law or court order, provided that prior to such disclosure-required by law or court order Church will have given the Company three (3) business days' written notice (or, if disclosure is required to be made in less than three (3) business days, then such notice shall be given as promptly as practicable after determination that disclosure may be required) of the nature of the law or order requiring disclosure and the disclosure to be made in accordance therewith.

5.3 Return of Documents. Upon termination of this Agreement, Church shall forthwith deliver to the Chief Executive Officer of the Company all documents, customer lists and related documents, price and procedure manual and guides, catalogs, records, notebooks and similar repositories of or containing Confidential Information and/or Developments, including all copies then in his possession or control whether prepared by him or others.

6.       MISCELLANEOUS.

6.1 Consent to Arbitration. Except for the equitable relief provisions set forth in Section 6.2 below, the Company and Church agree to arbitrate any controversy or claim arising out of this Agreement or otherwise relating to Church's engagement as an employee or consultant or the termination of his engagement as an employment or this Agreement, in accordance with the provisions of the Mutual Agreement to Arbitrate Claims, a copy of which is annexed hereto as Exhibit A.

6.2 Equitable Relief. Church acknowledges that any material breach of any of the provisions of Sections 3 and/or 5 would entail irreparable injury to the Company's goodwill and jeopardize the Company's competitive position in the marketplace or Confidential Information, or both, and that in addition to the Company's other remedies, Church consents and the Company shall be entitled, as a matter of right, to an injunction issued by any court of competent jurisdiction restraining any breach of Church and/or those with whom Church is acting in concert and to other equitable relief to prevent any such actual, intended or likely breach.

6.3 Survival. The provisions of Sections 3.2, 3.3, 4, 5, and 6 shall survive the termination of Church's employment hereunder.
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6.4      Interpretation. If any court of competent jurisdiction or duly constituted arbitration panel shall refuse to enforce any or all of the provisions hereof because they are more extensive (whether as to geographic scope, duration, activity, subject or otherwise) than is reasonable, it is expressly understood and agreed that such provisions shall not be void, but that for the purpose of such proceedings and in such jurisdiction, the restrictions contained herein shall be deemed reduced or limited to the extent necessary to permit enforcement of such provisions.

6.5 Succession. This Agreement shall extend to and be binding upon Church, his legal representatives, heirs and distributees and upon the Company, its successors and assigns.

6.6 Entire Agreement. This Agreement, Exhibit A (Mutual Agreement to Arbitrate Claims) and Exhibit B (Change of Control Agreement) contain the entire agreement of the parties with respect to their subject matter and no waiver, modification or change of any provisions hereof shall be valid unless in writing and signed by the parties against whom such claimed waiver, modification or change is sought to be enforced. This Agreement supersedes and replaces a previous employment agreement between the parties dated as of January 1, 2001.

6.7 Waiver of Breach. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any other term or condition of this Agreement.

6.8 Notices. All notices pursuant to this Agreement shall be in writing and shall be given by registered or certified mail, or the equivalent, return receipt requested, addressed to the parties hereto at the addresses set forth above, or to such address as may hereafter be specified by notice in writing in the same manner by any party or parties.

6.9 Headings. Except for the headings in Section 4, the headings of the sections and subsections are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

AVNET, INC.


By  /s/ Roy Vallee
        Roy Vallee

Chairman & Chief Executive Officer

/s/ Steven C. Church
Steven C. Church

                                    EXHIBIT A
                      MUTUAL AGREEMENT TO ARBITRATE CLAIMS

I recognize that differences may arise between Avnet, Inc. ("the Company") and me during or following my engagement with the Company, and that those differences mayor may not be related to my employment or engagement as a consultant. I understand and agree that by entering into this Agreement to Arbitrate Claims ("Agreement"), I anticipate gaining the benefits of a speedy, impartial dispute-resolution procedure. Except as provided in this Agreement, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this Agreement. To the extent that the Federal Arbitration Act is inapplicable, applicable state law pertaining to agreements to arbitrate shall apply. I understand that any reference in this Agreement to the Company will be a reference also to all divisions, subsidiaries and affiliates of the Company. Additionally, except as otherwise provided herein, any reference to the Company shall also include all benefit plans; the benefit plans' sponsors, fiduciaries, administrators, affiliates; and all successors and assigns of any of them.

CLAIMS COVERED BY THE AGREEMENT. The Company and I mutually consent to the resolution by arbitration of all claims or controversies ("claims"), whether or not arising out of my engagement by the Company as an employee or consultant (or the termination of such engagement), that the Company may have against me or that I may have against the Company or against its officers, directors, employees or agents in their capacity as such or otherwise. The claims covered by this Agreement include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination and harassment (including, but, not limited to, race, sex, sexual orientation, religion, national origin, age, marital status, medical condition, handicap or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, except claims excluded in the section entitled "Claims Not Covered by the Agreement." Except as otherwise provided in this Agreement, both the Company and I agree that neither of us shall initiate or prosecute any lawsuit or administrative action (other than an administrative charge of discrimination) in any way related to any claim covered by this Agreement.

CLAIMS NOT COVERED BY THE AGREEMENT. Claims I may have for workers' compensation or unemployment compensation benefits are not covered by this Agreement. Also not covered are claims by the Company for injunctive and/or other equitable relief including, but not limited to, claims for injunctive and/or other equitable relief for unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information, as to which I understand and agree that the Company may seek and obtain relief from a court of competent jurisdiction.

REQUIRED NOTICE OF ALL CLAIMS AND STATUTE OF LIMITATIONS. The Company and I agree that the aggrieved party must give written notice of any claim to the other party within one (1) year of the date the aggrieved party first has knowledge of the event giving rise to the claim; otherwise the claim shall be void and deemed waived even if there is a federal or state statute of limitations which would have given more time to pursue the claim. Written notice to the Company, or its officers, directors, employees or agents, shall be sent to its President at the Company's then-current address. I will be given written notice at the last address recorded in my personnel file. The written notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based. The notice shall be sent to the other party by certified or registered mail, return receipt requested.

DISCOVERY. Each party shall have the right to take the deposition of one individual and any expert witness designated by another party. Each party also shall have the right to propound requests for production of documents to any party. Additional discovery may be had only where the panel of arbitrators selected pursuant to this Agreement so orders, upon a showing of substantial need. At least thirty (30) days before the arbitration, the parties must exchange lists of witnesses, including any expert, and copies of all exhibits intended to be used at the arbitration.

SUBPOENAS. Each party shall have the right to subpoena witnesses and documents for the arbitration.

ARBITRATION PROCEDURES. The Company and I agree that, except as provided in this Agreement, any arbitration shall be in accordance with the then-current Model Employment Arbitration Procedures of the American Arbitration Association ("AAA") before a panel of three arbitrators who are licensed to practice law in the state where the arbitration is to take place "the Panel"). The arbitration shall take place in or near the city in which I am or was last employed by the Company. The Panel shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The Federal Rules of Evidence shall apply. The Panel, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable. The Panel shall render an award and opinion in the form typically rendered in labor arbitrations. The arbitration shall be final and binding upon the parties. The Panel shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Panel deems necessary. The Panel shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. Either party, at its expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of proceedings.

ARBITRATION FEES AND COSTS. The Company and I shall equally share the fees and costs of the Panel. Each party shall pay for its own costs and attorneys' fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys' fees, or if there is a written agreement providing for fees, the Panel may award reasonable fees to the prevailing party.

INTERSTATE COMMERCE. I understand and agree that the Company is engaged in transactions involving interstate commerce and that my employment involves such commerce.

REQUIREMENTS FOR MODIFICATION OR REVOCATION. This Agreement to arbitrate shall survive the termination of my employment. I can only be revoked or modified by writing signed by me and an officer of the Company that specifically states an intent to revoke or modify this Agreement.

SOLE AND ENTIRE AGREEMENT. This is the complete agreement of the parties on the subject of arbitration of disputes, except for any arbitration agreement in connection with any pension or benefit plan. This Agreement supersedes any prior or contemporaneous oral or written understanding on the subject. No party is relying on any representations, oral or written, on the subject of the effect, enforceability or meaning of this Agreement, except as specifically set forth in this Agreement.

CONSTRUCTION. IF ANY PROVISION OF THIS AGREEMENT IS ADJUDGED TO BE VOID OR OTHER WISE UNENFORCEABLE, IN WHOLE OR IN PART, SUCH ADJUDICATION SHALL NOT AFFECT THE VALIDITY OF THE REMAINDER OF THE AGREEMENT.

CONSIDERATION. The promises by the Company and by me to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other.

NOT AN EMPLOYMENT AGREEMENT. This Agreement is not, and shall not be construed to create, any contract of employment, express or implied. Nor does this Agreement in any way alter the "at-will" status of my employment.

VOLUNTARY AGREEMENT. I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT, THAT I UNDERSTAND ITS TERMS, THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND ME RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT, AND THAT I HAVE ENTERED INTO THE AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF. I UNDERSTAND THAT BY SIGNING THIS AGREEMENT I AM GIVING UP MY RIGHT TO A JURY TRIAL. I FURTHER ACKNOWLEDGE THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH MY PRIVATE LEGAL COUNSEL AND HAVE AVAILED MYSELF OF THAT OPPORTUNITY TO THE EXTENT I WISH TO DO SO.

AVNET, INC.


By  /s/ Roy Vallee
        Roy Vallee
        Chairman & CEO

Officer

/s/ Steven C. Church
    Steven C. Church

                                    EXHIBIT B

                           CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (the "Agreement") is made effective as of the 1st day of July 2002, between Avnet, Inc., a New York corporation with its principal place of business at 2211 South 47th Street, Phoenix, Arizona 85034 Arizona ("Avnet" or "the Company") and Steven C. Church (the "Officer"). Avnet and the Officer are collectively referred to in this Agreement as "the Parties."

WHEREAS, the Officer holds the position of Senior Vice President with the Company; and

WHEREAS, the Parties wish to provide for certain payments to the Officer in the event of a Change of Control of the Company and the subsequent termination of the Officer's employment without cause or the Constructive Termination of the Officer's employment, as those capitalized terms are defined below;

NOW, THEREFORE, the Parties agree as follows:

1. Definitions. (a) "Change of Control" means the happening of any of the following events: (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Person") of beneficial ownership (within the meaning of Rule l3d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following transactions shall not constitute a Change of Control under this subsection (i): (w) any transaction that is authorized by the Board of Directors of the Company as constituted prior to the effective date of the transaction, (x) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (y) any acquisition by the Company, or (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (ii) individuals who, as of the effective date hereof, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the 11 12 Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or (iii) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

(b) "Constructive Termination" means the happening of any of the following events: (i) a material diminution of Officer's responsibilities, including, without limitation, title and reporting relationship; (ii) relocation of the Officer's office greater than 50 miles from its location as of the effective date of this Agreement without the consent of the Officer; (iii) a material reduction in Officer's compensation and benefits.

(c)  The "Exchange Act" shall mean the 1934 Securities Exchange Act, as amended.

2. Constructive Termination or Termination after Change of Control. If, within 24 months following a Change of Control, the Company or its successor terminates Officer's employment without cause or by Constructive Termination, Officer will be paid, in lieu of any other rights under any employment agreement between the Officer and the Company, in a lump sum payment, an amount equal to 2.99 times the sum of (i) the Officer's annual salary for the year in which such termination occurs and (ii) the Officer's incentive compensation equal to the average of such incentive compensation for the highest two of the last five full fiscal years. All unvested stock options shall accelerate and vest in accordance with the early vesting provisions under the applicable stock option plans and all incentive stock program shares allocated but not yet delivered will be accelerated so as to be immediately deliverable. Officer shall receive his or her accrued and unpaid salary and any accrued and unpaid pro rata bonus (assuming target payout) through the date of termination, and Officer will continue to participate in the medical, dental, life, disability and automobile benefits in which Officer is then participating for a period of two years from the date of termination.

3. Excise Taxes. In the event that Officer is deemed to have received an excess parachute payment (as such term is defined in Section 280G(b) of the Internal Revenue Code of 1986, as amended (the "Code")) that is subject to excise taxes ("Excise Taxes") imposed by Section 4999 of the Code with respect to compensation paid to Officer pursuant to this Agreement, the Company shall make an additional payment equal to the sum of (i) all Excise Taxes payable by Officer plus (ii) any additional Excise Tax or federal or state income taxes imposed with respect to such payments.

4. Miscellaneous. This Agreement modifies any employment agreement between Officer and the Company only with respect to such terms and conditions that are specifically addressed in this Agreement. All other provisions of any employment agreement between the Company and Officer shall remain in full force and effect.

AVNET, INC.


By /s/ Roy Vallee
       Roy Vallee
       Chairman & CEO

Officer

/s/ Steven C. Church
    Steven C. Church